UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2010

FEDERAL HOME LOAN BANK OF BOSTON

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue
Boston, MA 02199
(Address of principal executive offices, including zip code)

(617) 292-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 1, 2010, the board of directors of the Federal Home Loan Bank of Boston (the Bank) has appointed:

•                  Earl W. Baucom to serve as senior vice president and chief operations officer; and

•                  Brian G. Donahue to serve as first vice president, controller and chief accounting officer.

As senior vice president and chief operations officer, Mr. Baucom, age 62, is responsible for overseeing the Bank’s operations, information technology, and information security departments and continues his oversight of the strategic planning function. Mr. Baucom reports directly to the president and chief executive officer. Mr. Baucom’s base annual salary is $255,000, and his compensation is unchanged as a result of this appointment. Other elements of his compensation remain unchanged, including certain retirement and deferred compensation plans, post-termination payments, benefits, and perquisites, are described in Item 11 — Executive Compensation of the Bank’s 2008 Annual Report on Form 10-K (the 2008 Form 10-K) filed with the SEC on April 10, 2009.

Prior to this appointment, Mr. Baucom has served as the Bank’s senior vice president and chief accounting officer since November 1, 2006, and was hired as first vice president and chief accounting officer in October 2005. Prior to joining the Bank, he worked for six years as senior vice president and controller for John Hancock Financial Services, Inc. (John Hancock). Prior to working at John Hancock, he served as senior vice president and chief financial officer of Franklin Life Insurance Company; senior vice president and chief financial officer of National Liberty Corporation; and senior manager with Ernst & Young. Mr. Baucom is a certified public accountant and earned a B.S. in Accounting from the University of North Carolina-Charlotte.

Mr. Donahue, age 43, has assumed Mr. Baucom’s prior role as chief accounting officer and continues his current responsibilities as controller. In this expanded role, Mr. Donahue reports directly to Frank Nitkiewicz, the Bank’s executive vice president and chief financial officer. In addition to retaining responsibility for the Bank’s accounting control department, Mr. Donahue is now responsible for managing compliance with the Sarbanes-Oxley Act of 2002 and is the chair the Bank’s disclosure committee. Mr. Donahue’s base annual salary is $188,400, which is unchanged as a result of this appointment.

Prior to this appointment, Mr. Donahue has served as the Bank’s first vice president and controller since 2007. Mr. Donahue served as the Bank’s vice president and controller from 2004 to 2006, assistant vice president and assistant controller from 2001 to 2004, and in progressively responsible positions at the Bank from 1992 to 1999 when he served as assistant controller. Mr. Donahue worked from 1999 to 2001 as assistant vice president and division controller for State Street Bank and Trust Company. Prior to joining the Bank in 1992, Mr. Donahue was an audit staff accountant with Price Waterhouse. Mr. Donahue is a certified public accountant and earned his M.B.A. from Boston University and his B.B.A. from James Madison University.

In addition to being eligible for the benefits available to all of the Bank’s employees, as a corporate officer, Mr. Donahue is eligible to participate in the Bank’s Thrift Benefit Equalization Plan, which has been filed as Exhibit 10.2.3 to the 2008 Form 10-K filed with the SEC on April 10, 2009, and as subsequently amended and filed with the SEC as Exhibit 10.3 on November 12, 2009 (as amended, the TBEP). Mr. Donahue is also eligible to participate in the Bank’s Pension

Benefit Equalization Plan as a corporate officer participating in the Bank’s TBEP, which has been filed with the SEC as Exhibit 10.1.3 to the 2008 Form 10-K, and as subsequently amended and filed with the SEC as Exhibit 10.1.3 on August 12, 2009, and as Exhibit 10.3 on November 12, 2009 (as amended, the PBEP). Material terms of the TBEP and the PBEP are described in Item 11—Executive Compensation — Compensation Discussion and Analysis — Retirement and Deferred Compensation Plans and in Item 11—Executive Compensation — Compensation Discussion and Analysis — Retirement Plan.

Both Mr. Baucom and Mr. Donahue continue to be at-will employees of the Bank. Each may resign his employment at any time, and the Bank may terminate their employment at any time for any reason or no reason, with or without cause and with or without notice.

The Bank has no arrangement with either Mr. Baucom or Mr. Donahue other than acting solely in their capacities as officers of the Bank as described herein.

None of Mr. Baucom, Mr. Donahue or any member of their immediate families has or has had any material interest in any transaction or proposed transaction with the Bank.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Boston

Date: February 5, 2010	By:	/s/Frank Nitkiewicz

Frank Nitkiewicz Executive Vice President and Chief Financial Officer